Exhibit 99.1


               Tupperware Announces Strong Momentum in
    Europe Offset by North America Declines in the Second Quarter

    ORLANDO, Fla.--(BUSINESS WIRE)--July 22, 2003--Tupperware Corporation (NYSE:TUP) announced today that second quarter results were in line with its expectations.
    For the second quarter ended June 28, 2003, net income was $14 million or 24 cents per diluted share, including one cent from gains on land development. This is compared to $32 million or 54 cents per diluted share in the prior year, which included 11 cents from gains on land development and property less re-engineering costs. The profit impact of change in the exchange rate for the major currencies has been eliminated by a translation hedging program in effect through 2003.
    Sales in the second quarter increased eight percent to $310 million compared to $286 million in the prior year. Excluding foreign currency and the new business model in North America, sales were down one percent compared to last year.
    "While we are pleased with continuing momentum in our European business, which contributes about half of our profits, it was not enough to offset steep declines in North America, " said Rick Goings, Chairman and Chief Executive Officer. "Latin America, Asia Pacific and BeautiControl are performing as anticipated at the beginning of the year," Goings continued.
    The balance sheet continues to improve with a debt-to-total-capital ratio of 57 percent compared to 70 percent for the same period last year, which is on track to achieve a target of 50-55 percent by year end. Debt declined $86 million to $272 million from $358 million in the prior year.
    Tupperware will conduct a conference call on Tuesday, July 22, 2003, at 10:00 am Eastern time. The conference call will be simulcast and archived, along with a copy of this news release, at http://www.Tupperware.com.

    Segment Highlights

    Europe

    This segment reported sales of $135 million, up 36 percent over last year. Excluding foreign currency, sales were up 11 percent, including a year-over-year increase of $2 million from business to business sales. This sales momentum is due to continued growth in the sales force size and activity, which is up eight percent and two percent respectively from last year.
    Profits were $25 million compared to $37 million last year, which included approximately $21 million related to the gain on sale of a Spanish manufacturing facility. Excluding this gain and a $3.5 million positive foreign currency impact, profits increased $6.2 million or 32 percent compared to the prior year.
    Current sales force trends bode well for continuing positive momentum in the second half, although at a more moderate pace than the first half.

    North America

    As previously announced, the Target partnership had a significant effect on party scheduling, attendance and cancellation rates, and Tupperware will withdraw from the partnership effective September 1.
    Declining party activity and a lower sales force size, resulted in sales being down 15 percent. Excluding the impact of a new business model, sales declined 26 percent.
    The sales decrease along with increased promotional costs resulted in a segment loss of $4.8 million in the second quarter compared to a profit of $10.4 million last year.
    The decision to terminate the Target relationship has been positively received by the sales force. However, it will take several quarters to rebuild momentum in the business and operating results will be impacted throughout this year. It is anticipated that North America will, at best, break even in 2003 compared to a $30 million profit last year.

    Asia Pacific

    This region performed as expected with a sales increase of six percent compared to the prior year. Excluding foreign currency, sales were up one percent due to increased productivity of the sales force. Although sales force size was down two percent and average active sales force down 14 percent compared to last year, these trends were improved from the first quarter.
    Profits were down $1.9 million. Excluding foreign currency, profits were down $2.6 million due to discounting of excess inventory in Japan and declines in Korea.
    The Philippines market showed early signs of stability in both sales force trends and operating results. While the Korea sales force size has increased, these trends are not yet reflected in operating results. Other markets in Asia Pacific are performing as expected and this area is anticipated to have sequential improvement through the second half.

    Latin America

    This segment is performing as expected and has shown sequential improvement since the fourth quarter of 2002 in both sales and profits.
    Although improving, sales force size and activity declines of 13 percent and 15 percent respectively resulted in sales being down 23 percent compared to the prior year. Excluding foreign currency, sales were down 15 percent.
    These sales resulted in segment profits of $2.1 million, down $2.8 million from last year. Excluding foreign currency, profits were down $2.4 million.
    The sequential improvement is expected to continue through the second half as comparisons become easier in the fourth quarter.

    BeautiControl North America

    Sales increased 24 percent due to sales force growth of 24 percent and average active sales force growth of 19 percent compared to prior year.
    Profits declined $1.7 million from prior year as a result of promotional spending to build the sales force size.
    The current sales force size advantage is expected to lead to continued improvement in sales. Profits are expected to improve in the second half as promotional spending declines.

    Year to Date

    Net income is $21 million or 35 cents per diluted share including one cent from gains on land development. This compares to $48 million or 81 cents per diluted share last year, which included ten cents from gains on land development and property less re-engineering costs.
    Sales were up eight percent from $538 million to $581 million. Excluding foreign currency and North America new business model, sales were down two percent compared to the prior year.

    Outlook

    Due to second quarter declines in North America, which are expected to continue throughout the year, partially offset by positive momentum in Europe, full-year expectations are reduced to $1.18-$1.26 per diluted share, including 13 to 16 cents from gains on land development and 10 cents positive impact from foreign currency.
    Tupperware Corporation, a $1.1 billion multinational company, is one of the world's leading direct sellers, supplying premium food storage, preparation and serving items to consumers in more than 100 countries through its Tupperware brand. In partnership with over a million independent sales consultants worldwide, Tupperware reaches consumers through informative and entertaining home parties; retail access points in malls and other convenient venues; corporate and sales force Internet web sites; and television shopping. Additionally, premium beauty and skin care products are brought to customers through its BeautiControl brand in North America, Latin America and Asia Pacific. Consumers can access the brands' web sites at http://www.tupperware.com and http://www.beauticontrol.com.

    Tupperware stock is listed on the New York Stock Exchange (NYSE:TUP). Statements contained in this release which are not historical fact and use predictive words such as "outlook" or "target" are forward-looking statements. These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, the ability to obtain all government approvals on land development, the success of buyers in attracting tenants for commercial developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's report on Form 8-K dated April 10, 2001, as filed with the Securities and Exchange Commission.

                       TUPPERWARE  CORPORATION
           CONDENSED  CONSOLIDATED  STATEMENT  OF  INCOME
                             (UNAUDITED)

(Dollars in millions, except per share)

                  13     13                               26     26
                 Weeks  Weeks                            Weeks  Weeks
                 Ended  Ended Reported Restated Foreign  Ended  Ended
                Jun 28,Jun 29,   %        %     ExchangeJun 28,Jun 29,
                                Inc      Inc     Impact
                  2003   2002  (Dec)    (Dec)             2003   2002
                ---------------------- -------- ----------------------
SALES
-----
  Europe        $135.4  $99.7      36 %     11 %  $21.8 $270.7 $199.5
  Asia Pacific    59.5   56.0       6        1      2.9   98.5   97.4
  Latin America   30.2   39.1     (23)     (15)    (3.4)  50.7   73.6
  North America
   (a)            61.6   72.7     (15)     (16)     0.5  117.3  130.9
  BeautiControl
   North America  23.3   18.6      24       24        -   44.3   36.6
                --------------                  ----------------------

                $310.0 $286.1       8        1    $21.8 $581.5 $538.0
                ==============                  ======================

SEGMENT PROFIT (LOSS)
---------------------
  Europe (b)     $25.3  $36.7     (31)     (37)    $3.5  $54.8  $53.6
  Asia Pacific     6.1    8.0     (24)     (30)     0.7    7.2   11.2
  Latin America    2.1    4.9     (58)     (54)    (0.4)   0.1    7.6
  North America   (4.8)  10.4       -        -        -  (12.5)  14.0
  BeautiControl
   North America   0.2    1.9     (89)     (89)       -    1.6    3.5
                --------------                  ----------------------

                  28.9   61.9     (53)     (56)    $3.8   51.2   89.9
                --------------                  ========--------------

Unallocated
 expenses         (6.8)  (3.0)      +                    (12.3)  (6.5)
Translation hedge (3.6)  (1.1)      +                     (7.8)  (1.1)
Other income (c)   1.8    5.1     (65)                     1.8    5.8
Re-engineering
and impairment
 charges (d)         -  (16.3)      -                        -  (17.7)
Interest
 expense, net     (2.1)  (5.7)    (63)                    (6.5) (10.4)
                --------------                          --------------

Income before
 taxes            18.2   40.9     (56)                    26.4   60.0
Provision for
 income taxes      4.1    8.9     (55)                     5.9   12.4
                --------------                          --------------

Net income       $14.1  $32.0     (56)                   $20.5  $47.6
                ==============                          ==============

Net income per
 common share
 (diluted)       $0.24  $0.54     (55)                   $0.35  $0.81
                ==============                          ==============

Average number
of shares         58.4   59.2                             58.4   59.0
                ==============                          ==============



(Dollars in millions, except per share)

                                           Reported Restated Foreign
                                              %        %     Exchange
                                             Inc      Inc     Impact
                                            (Dec)    (Dec)
                                           -------- -------- --------

SALES
-----
     Europe                                     36%      11%   $43.5
     Asia Pacific                                1       (5)     6.4
     Latin America                             (31)     (21)    (9.8)
     North America (a)                         (10)     (11)     0.7
     BeautiControl North America                21       21        -
                                                             --------

                                                 8        -    $40.8
                                                             ========

SEGMENT PROFIT (LOSS)
---------------------
     Europe (b)                                  2      (11)    $7.7
     Asia Pacific                              (36)     (42)     1.3
     Latin America                             (99)     (99)    (1.2)
     North America                               -        -        -
     BeautiControl North America               (53)     (53)       -
                                                             --------

                                               (43)     (48)    $7.8
                                                             ========

Unallocated expenses                            89
Translation hedge                                +
Other income (c)                               (69)
Re-engineering and impairment charges (d)        -
Interest expense, net                          (38)

Income before taxes                            (56)
Provision for income taxes                     (53)

Net income                                     (57)

Net income per common share (diluted)          (56)

Average number of shares

(a) The new business model that started in 2001 is being phased into North America and currently has 271 distributors using this model. The remaining distributors are expected to be completed by the end of 2003. This model results in a higher company sales price that includes the margin that was previously realized by the distributors who are now compensated with a commission. For 2003, this represents an increase in the selling price of $11.0 and $23.0 million in the second quarter and year-to-date periods, respectively. For 2002, this represents an increase in the selling price of $4.8 and $7.2 million in the second quarter and year-to-date periods, respectively.

(b) In both the second quarter and year-to-date 2002, Europe includes $21.9 million gain on the sale of the Spanish manufacturing facility and $0.8 million of costs related to write-downs of accounts receivable and inventory arising from the decision to restructure the Company's United Kingdom operations.

(c) Other income of $1.8 million pretax ($1.2 million after tax) represents the gain on the sale of land held for development near the Company's Orlando, Florida headquarters site ($1.2 million pretax and $0.7 million after tax) and a gain for premiums on options which have expired unexercised for the right to put the Company into an interest rate swap agreement ($0.6 million pretax and $0.5 million after tax).
  Other income for 2002 of $5.1 million pretax ($3.2 million after tax) and $5.8 million pretax ($3.6 million after tax) for the second quarter and year-to-date, respectively, represents the gain on the sale of the Company's convention center and land held for development near the Company's Orlando, Florida headquarters site.

(d) The re-engineering and impairment charge line item of $16.3 million pretax ($11.8 million after tax) and $17.7 million pretax ($12.7 million after tax) for the second quarter and year-to-date 2002, respectively, primarily relates to costs for severance associated with the consolidation of European operations and the establishment of regional clusters. It also included severance and impairment costs related to downsizing of Japanese and Mexican marketing and manufacturing operations.

                        TUPPERWARE CORPORATION
                   CONSOLIDATED STATEMENT OF INCOME
                             (UNAUDITED)


                                        13 Weeks Ended 26 Weeks Ended
                                        Jun 28,Jun 29, Jun 28,Jun 29,
(In millions, except per share data)      2003   2002    2003   2002
                                        -------------- --------------
Sales and other income:
      Net Sales (a)                     $310.0 $286.1  $581.5 $538.0
      Other Income (b)                     1.8   27.0     1.8   27.7
      Interest Income                      0.4    0.6     1.0    1.1
                                        -------------- --------------

         Total sales and other income   $312.2 $313.7  $584.3 $566.8

Costs and expenses :
      Cost of products sold              108.6   94.7   197.9  174.5
      Delivery, sales and
       administrative expense            179.4  155.2   344.2  302.4
      Interest expense                     2.5    6.3     7.5   11.5
      Re-engineering and impairment
       charges (c)                           -   16.3       -   17.7
      Other expense                        3.5    0.3     8.3    0.7
                                        -------------- --------------


         Total costs and expenses        294.0  272.8   557.9  506.8
                                        -------------- --------------

Income before income taxes                18.2   40.9    26.4   60.0
Provision for income taxes                 4.1    8.9     5.9   12.4
                                        -------------- --------------

Net income                               $14.1  $32.0   $20.5  $47.6
                                        ============== ==============

Net income per common share:
      Basic                              $0.24  $0.55   $0.35  $0.82
                                        ============== ==============

      Diluted                            $0.24  $0.54   $0.35  $0.81
                                        ============== ==============

(a) The new business model that started in 2001 is being phased into North America and currently has 271 distributors using this model. The remaining distributors are expected to be completed by the end of 2003. This model results in a higher company sales price that includes the margin that was previously realized by the distributors who are now compensated with a commission. For 2003, this represents an increase in the selling price of $11.0 and $23.0 million in the second quarter and year-to-date, respectively. For 2002, this represents an increase in the selling price of $4.8 and $7.2 million in the second quarter and year-to-date, respectively.

(b) Other income of $1.8 million pretax ($1.2 million after tax) represents the gain on the sale of land held for development near the Company's Orlando, Florida headquarters site ($1.2 million pretax and $0.7 million after tax) and a gain for premiums on options which have expired unexercised for the right to put the Company into an interest rate swap agreement ($0.6 million pretax and $0.5 million after tax).
  Other income for 2002 of $27.0 million pretax ($17.4 million after tax) and $27.7 million pretax ($17.8 million after tax) for the second quarter and year-to-date, respectively, represents the gain on the sale of the Spanish manufacturing facility and the sale of the Company's convention center and land held for development near the Company's Orlando, Florida headquarters site.

(c) The re-engineering and impairment charge line item of $16.3 million pretax ($11.8 million after tax) and $17.7 million pretax ($12.7 million after tax) for the second quarter and year-to-date 2002, respectively, primarily relates to costs for severance associated with the consolidation of European operations and the establishment of regional clusters. It also included severance and impairment costs related to downsizing of Japanese and Mexican marketing and manufacturing operations.


                        TUPPERWARE CORPORATION
                      CONSOLIDATED BALANCE SHEET
                                ASSETS
                             (UNAUDITED)

                                                June 28,     Dec. 28,
(In millions)                                     2003         2002
                                              -----------   ----------

 Cash and cash equivalents                      $   21.9      $  32.6


 Accounts receivable                               132.8        139.8
   Less allowances for doubtful accounts           (25.8)       (36.6)
                                            ------------- ------------
                                                   107.0        103.2

 Inventories                                       159.4        148.2
 Deferred income tax benefits                       47.7         44.1
 Prepaid expenses and other assets                  42.6         32.0
                                            ------------- ------------
   Total current assets                            378.6        360.1
                                            ------------- ------------

 Deferred income tax benefits                      128.2        124.8

 Property, plant and equipment                   1,037.5        981.1
   Less accumulated depreciation                  (810.6)      (752.2)
                                            ------------- ------------

                                                   226.9        228.9

 Long-term receivables, net of allowance of
   $25.4 million at June 28, 2003 and
   $12.4 million at December 28, 2002               42.6         39.6
 Goodwill, net of accumulated amortization
  of $1.6 million at June 28, 2003 and
  December 28, 2002                                 56.2         56.2

 Other assets                                       20.9         21.0
                                            ------------- ------------

   Total assets                                 $  853.4      $ 830.6
                                            ============= ============


                        TUPPERWARE CORPORATION
                      CONSOLIDATED BALANCE SHEET
                 LIABILITIES AND SHAREHOLDERS' EQUITY
                             (UNAUDITED)



 (Dollars in millions, except per share         June 28,     Dec. 28,
  amounts)                                        2003         2002
                                             ------------ ------------

 Accounts payable                                $  75.1      $  89.3
 Short-term borrowings and current
   portion of long-term debt                         6.6         21.2
 Accrued liabilities                               191.8        172.5
                                             ------------ ------------

   Total current liabilities                       273.5        283.0
                                             ------------ ------------

 Long-term debt                                    265.2        265.1
 Accrued post-retirement benefit cost               36.2         35.7
 Other liabilities                                  75.1         69.3
 Commitments and contingencies
 Shareholders' equity:
   Preferred stock, $0.01 par value,
    200,000,000 shares authorized; none issued                      -
   Common stock, $0.01 par value, 600,000,000          -
     shares authorized; 62,367,289 shares issued     0.6          0.6
   Paid-in Capital                                  22.8         22.8
   Subscription receivable                         (21.3)       (21.2)
   Retained earnings                               529.0        535.3
   Treasury Stock, 3,936,651 shares at
     June 28, 2003 and 4,006,381 shares at
     December 28, 2002 at cost                    (108.2)      (110.2)
   Unearned portion of restricted stock
     issued for future service                      (0.1)        (0.1)
   Accumulated other comprehensive loss           (219.4)      (249.7)
                                             ------------ ------------

   Total shareholders' equity                      203.4        177.5
                                             ------------ ------------

   Total liabilities and shareholders' equity    $ 853.4      $ 830.6
                                             ============ ============


                        TUPPERWARE CORPORATION
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                             (UNAUDITED)

                                                     26 weeks ended
                                                    June 28,  June 29,
                                                      2003     2002
 (In millions)                                      --------  --------

 OPERATING ACTIVITIES
    Net income                                        $20.5    $47.6
    Adjustments to reconcile net
     income to net cash provided by
     operating activities:
         Depreciation and amortization                 26.4     23.6
         Net gain on sale of assets                    (0.6)   (27.1)
         Non-cash impact of re-engineering
           and impairment charge                          -      1.3
    Changes in assets and liabilities:
       Decrease in accounts receivable                  5.0      8.5
       Increase in inventories                         (0.5)   (14.6)
       Decrease in accounts payable and
         accrued liabilities                           (0.7)   (10.7)
       Decrease in income taxes payable               (10.3)    (9.8)
       (Increase) decrease in net
         deferred income taxes                         (5.0)     9.0
       Other, net                                       7.0     (4.3)
                                                    --------  --------

       Net cash provided by operating
        activities                                     41.8     23.5
                                                    --------  --------

 INVESTING ACTIVITIES
    Capital expenditures                             (17.4)    (18.4)
    Proceeds from disposal of property, plant
      & equipment                                      3.0      38.8
                                                    --------  --------

       Net cash (used in) provided by investing
        activities                                   (14.4)     20.4
                                                    --------  --------

 FINANCING ACTIVITIES
    Dividend payments to shareholders                (25.7)    (25.6)
    Proceeds from exercise of stock options            0.9       4.0
    Net decrease (increase) in short-term debt         1.2     (17.1)
    Payment of long-term debt                        (15.0)        -
                                                    --------  --------

       Net cash used in financing activities         (38.6)    (38.7)
                                                    --------  --------

 Effect of exchange rate changes on cash and
    cash equivalents                                   0.5       2.0
                                                    --------  --------

 Net (decrease) increase in cash and cash
    equivalents                                      (10.7)      7.2

 Cash and cash equivalents at
  beginning of period                                 32.6      18.4
                                                    --------  --------

 Cash and cash equivalents at end of period          $21.9     $25.6
                                                     =======  ========

                        TUPPERWARE CORPORATION
                       SUPPLEMENTAL INFORMATION
                    Second Quarter Ended June 2003


 Sales Force Statistics:(i)
 Segment                       DIST.   %    AVG.    %     TOTAL    %
                                      CHG. ACTIVE  CHG.           CHG.
 ---------------------------------------------------------------------
 Europe                          688    1  58,981    2   211,930    8
 Asia Pacific                    667  (11) 44,240  (14)  501,357   (2)
 Latin America                   201  (13) 66,427  (15)  315,424  (13)
 North America                   361    4  20,698  (12)  123,122   (5)
                               ------     --------     ----------
   Tupperware                  1,917      190,346      1,151,833
 BeautiControl N.A.              n/a  n/a  24,530   19    66,900   24
                               ------     --------     ----------
   Total                       1,917   (4)214,876   (7)1,218,733   (3)
                               ======     ========     ==========

(i) As collected by the Company and provided by distributors


        UNAUDITED SELECTED FINANCIAL DATA SECOND QUARTER 2003

                           ($ - millions)

Cash                         21.9   Total Debt to Capital Ratio    57%
Net Current Receivables     107.0   Equity                       203.4
Net Inventory               159.4   Capital Expenditures          10.0
Short-Term Debt               6.6   Depreciation and Amortization 12.9
Long-Term Debt              265.2


    CONTACT: Tupperware Corporation, Orlando
             Jane Garrard, 407/826-4522
             http://www.tupperware.com